UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2005

The Laclede Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Missouri	1-16681	74-2976504
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

720 Olive Street, St. Louis, Missouri		63101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	314-342-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2005, the Board of Directors of The Laclede Group, Inc. (the "Company"), took action on several matters relative to director and executive compensation.

Stock Ownership Guidelines

At the meeting, the Board approved the adoption of Stock Ownership Guidelines for directors and certain executive officers. Under the Guidelines, each director is expected to own shares with a value equal to two times the annual board retainer. Each executive officer is expected to own shares with a value equal to one times base salary, except the Chief Executive Officer is expected to own shares with a value equal to two times base salary, within five years of adoption of the guideline or of the first appointment to an executive officer position. Executives are also required to retain any award of restricted shares under any Company equity incentive plan and directors are expected to retain any restricted shares awarded under any Company restricted stock plan for non-employee directors for three years after restrictions relative to such shares lapse. In each case, once the ownership level is reached, as long as the executive or director remains in his or her position, the ownership guideline will not increase or decrease as a result of changes in base salary or board annual retainer, as applicable, or normal fluctuations in the Company’s stock price.

Compensation of Directors

The Board of Directors approved an increase in the audit committee chair annual retainer from $4,500 to $7,500 and for each other committee chair annual retainer from $2,500 to $5,000.

The Board also amended the 2002 Restricted Stock Plan for Non-Employee Directors to increase the annual grant of restricted stock to incumbent directors from 300 to 450 shares for directors covered by the retirement plan for non-employee directors, which was frozen as to the four fully vested participants in 2002, and from 450 to 600 shares for directors not covered by the retirement plan. The Restricted Stock Plan, as amended, is on file with the SEC as exhibits 10.12d to the Form 10-K for the year ended September 30, 2002 and 10.3 to the Form 10-Q for the quarter ended June 30, 2004; and the retirement plan, as amended, is on file with the SEC as exhibits 10.08c to the Form 10-K for the year ended September 30, 2002 and 10.2 to the Form 10-Q for the quarter ended June 30, 2004.

2005 Annual Bonus Plan Awards

Pursuant to the Company’s Management Bonus Plan, the Board of Directors authorized the payment of annual incentive awards to officers and select key contributors based on performance in the fiscal year ended September 30, 2005. The plan is on file with the SEC as exhibit 10.20 to the Form 10-K for the year ended September 30, 2002. The awards were determined by evaluating the Company’s and each executive’s performance during 2005 as measured against the performance criteria established by the Compensation Committee at the beginning of the fiscal year. For 2005, the key performance indicators for the corporate objectives were based on earnings per share, customer satisfaction ranking among peer companies derived from an annual Gas Residential Customer Satisfaction survey by J.D. Power & Associates and the aggregate attainment level of all participants’ individual objectives. The Compensation Committee assessed the extent to which the corporate and individual objectives were met, and the Board approved the Committee’s recommendations for awards to be paid in November 2005. Awards approved for the top five executive officers were $305,000 to D.H. Yaeger, $162,700 to K.J. Neises, $141,200 to R. E. Shively, $93,200 to B.C. Cooper, and $47,400 to M.C. Darrell.

Equity Plan Awards

The Board approved awards to the named executive officers with a grant date of November 2, 2005 of performance-contingent restricted stock under the Company’s Equity Plan, which is on file with the SEC as exhibit 10.22 to the Form 10-K for the year ended September 30, 2002. The performance-contingent restricted stock vests upon the attainment of certain earnings and dividend growth performance in the performance period ending September 30, 2008. The form of award agreement is attached to this Form 8-K as an exhibit. Under the awards, the awardees are entitled to dividend payments and voting rights while the shares remain subject to restrictions. Also, if within two years following a change in control a participant's employment is terminated by the Company without cause, the restricted shares will vest on a pro rata basis with performance deemed to have occurred at the target level of performance. If a participant dies, retires or becomes disabled during the performance period, the participant is eligible to earn a pro rata award if the performance contingency is satisfied. No shares are eligible for vesting, however, if the participant is terminated for cause prior to the vesting date. Any shares as to which any or all of the performance contingency has not been satisfied shall be forfeited. Performance-contingent restricted stock awards approved for the top five named executive officers were 15,000 shares to D.H. Yaeger, 5,000 shares to K.J. Neises, 4,000 shares to R. E. Shively, 4,000 shares to B. C. Cooper, and 4,000 shares to M. C. Darrell.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Stock Ownership Guidelines
Exhibit 10.2 Amendment to Restricted Stock Plan for Non-Employee directors
Exhibit 10.3 Form of performance contingent restricted stock award agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Laclede Group, Inc.

November 1, 2005	By:	Douglas H. Yaeger

Name: Douglas H. Yaeger
Title: Chairman of the Board, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Stock Ownership Guidelines
10.2	Amendment to Restricted Stock Plan for Non-Employee Directors
10.3	Form of performance contingent restricted stock award agreement